Exhibit 10.36

December 18, 2012

Domain Russia Investments Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KYI-1104, Cayman Islands

Attn.: Ms. Tatiana Saribekian, CEO

Re:	Technology Transfer Agreement and Assignment & Assumption Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter”) refers to the Technology Transfer Agreement dated December 18, 2012 (the “TTA”), between Regado Biosciences, Inc., a Delaware corporation (“Regado”) and Domain Russia Investments Limited, an English Limited Company (“DRI”), pursuant to which Regado has assigned certain Assigned IP and licensed certain Licensed IP to DRI in the Territory.

Capitalized terms used in this Letter and not otherwise defined herein shall have the meanings ascribed in the TTA.

DRI and Regado intend to enter into an Assignment and Assumption Agreement (the “AAA”) with NovaMedica LLC (“NM”), pursuant to which DRI will transfer and assign, inter alia, the Assigned IP and licenses to the Licensed IP to NM (the “Assignment”), which Assignment DRI has advised Regado will be effected as a contribution to the charter capital of NM. Furthermore, DRI and NovaMedica intend to enter into an Assignment and Contribution Agreement (“Application Assignment Agreement”) pursuant to which DRI will assign to NM Patent Applications No 2012136951 and No 2011154087 (“Patent Applications”).

The Application Assignment Agreement states that DRI’s obligations to make capital contributions to NM are to be reduced by the amount of the appraised value of the patent(s) issuable upon approval of the Patent Applications by Rospatent (the “Issued Patents”) following such approval (such expected reduction being referred to as the “Capital Contribution Credit”). The value of the Issued Patents is to be determined by a licensed independent appraiser (the “Independent Appraiser”) in accordance with the Application Assignment Agreement. It is understood however that there is no assurance that such Capital Contribution Credit can be granted in compliance with applicable Russian laws and regulations, as a result of the Patent Applications being transferred to NM before the Issued Patents are granted.

In connection with the foregoing, we agree as follows:

1. DRI will provide to Regado, promptly after receipt from the Independent Appraiser, a copy of the Independent Appraiser’s valuation report (the “Valuation Report”) with respect to Assigned IP and the Licensed IP. In the event that either Regado or DRI concludes in good faith that the Valuation Report underestimates the value of all or any portion of the Assigned IP, such party may so notify the other in writing within ten (10) days of receipt of the

Valuation Report (the “Review Period”). In such event, DRI will arrange for a second appraisal to be undertaken by a different licensed independent appraiser (the “Second Appraiser”) in accordance with the Application Assignment Agreement; provided however that in the event that such second appraisal is undertaken at the request of Regado, then Regado shall promptly reimburse DRI for any out-of-pocket costs and expenses incurred by DRI in connection with such second appraisal. DRI will provide to Regado, promptly after receipt from the Second Appraiser, a copy of the Second Appraiser’s valuation report, which valuation report shall be final and determinative as to the value of the Assigned IP and the Licensed IP for purposes of this Letter. Within ten (10) days following the Review Period or receipt of the report of the Second Appraiser, as the case may be, Regado will pay DRI in cash an amount (the “Payment”) equal to the appraised value of the Patent Applications; provided however that in no event shall the Payment exceed the difference between $1,200,000 and the appraised value of the other Issued Patents and Licensed IP as determined by the Independent Appraiser. If the appraised value of Issued Patents and Licensed IP, collectively, as shown in the Valuation Report equals or exceeds $1,200,000, Regado shall have no liability to DRI under this Section 1 and no Payment shall be due. By way of example, in the event the Valuation Report values the Assigned IP (excluding the Patent Applications) and Licensed IP at $800,000 then in such instance the Payment shall equal $400,000.

2. In the event and at such time as DRI shall receive a Capital Contribution Credit with respect to an Issued Patent in accordance with the procedure described in the Application Assignment Agreement, then DRI shall provide notice to Regado of such Capital Contribution Credit and thereafter promptly refund to Regado the amount of such Capital Contribution Credit (up to an aggregate amount equal to the Payment).

3. Subject to Section 4 below, in the event any claim shall be asserted against DRI or its Affiliates by NM arising out of or resulting from any fact or circumstance that constitutes a breach of the representations and warranties of Regado set forth in Sections 9.2(a) -9.2(g), 9.2(i), 9.2(j), 9.2(l), 9.2(n), 9.2(p), 9.2(q), 9.2(s) and 9.2(y) of the TTA (disregarding, for purposes of this Section 4 only, any qualifications of such representations and warranties with reference to Regado’s knowledge) (in each case a “Regado IP Claim”), then Regado (and any successor) shall indemnify and hold harmless DRI and its Affiliates from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising solely from such Regado IP Claim; provided however that Regado’s maximum aggregate liability to DRI with respect to any award or settlement of Regado IP Claims shall not exceed (X) one million two hundred thousand US dollars (USD $1,200,000) minus (ii) the amount of any Payment previously made by Regado to the extent such Payment was not subsequently refunded to Regado or (Y) in the event the Payment has not been refunded to Regado then in such instance the amount remaining in the Account. Regado’s obligation to indemnify DRI hereunder shall expire two (2) years following the first commercial sale of a Covered Product in the Territory, or six (6) years from the date of this Letter if there has been no commercial sale of a Covered Product in the Territory at such time.

4. In connection with any Regado IP Claim (a) DRI shall promptly notify Regado of such claim; (b) DRI and Regado shall promptly thereafter confer and seek agreement on whether to accept and/or settle the Regado IP Claim, or dispute such claim; (c) and DRI shall cooperate as necessary in the defense, settlement, or compromise of any such claim; and (d) in no event will either DRI or Regado compromise or settle any such claim without the prior written consent of the other party; provided, however, that notwithstanding the foregoing, DRI may in its sole discretion settle any Regado IP Claim without Regado’ prior consent to the extent DRI irrevocably waives all rights of payment by Regado pursuant to this Letter with respect to such Regado IP Claim.

5. The following provisions of the TTA shall apply mutatis mutandis to this Letter: 12 (Dispute Resolution), 13.3 (Assignment), 13.6 (Further Actions), 13.10 (Governing Law), 13.11 (Notices and Deliveries), 13.12 (Waiver), and 13.13 (Severability).

6. This Letter may not be amended without the written approval of each of DRI and Regado. Each party’s rights and obligations under this Letter may not be assigned (including any assignment by operation of law) without the prior written consent of the other party; provided however that each of Regado and DRI may assign all rights and obligations under this Letter to the acquiring entity in connection with any sale of all or substantially all assets of the applicable party.

7. This Letter may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Letter.

If the terms of this Letter are acceptable to you, please sign and return the enclosed counterpart to the undersigned.

Very truly yours,

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
David J. Mazzo, Ph.D.
Chief Executive Officer

Accepted and Agreed

this 18 day of December, 2012

DOMAIN RUSSIA INVESTMENTS LIMITED

/s/ Tatiana Saribekian
Tatiana Saribekian
Chief Executive Officer